SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

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FIRSTMERIT CORPORATION

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Our Shareholders:
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
Election of Directors
Nominees
Committees of the Board of Directors
Section 16(a) Beneficial Ownership Reporting Compliance
Executive Compensation and Other Information
Summary of Cash and Certain Other Compensation
Summary Compensation
Stock Options
Aggregated Option/SAR Exercises in Last Fiscal Year And Fiscal Year-end Option/SAR Values
Beneficial Ownership and Stock Ownership Guidelines
Pension Plans
Pension Plan Table
Compensation and Nominating Committee Interlocks and Insider Participation
Employment Contracts and Termination of Employment Arrangements
FirstMerit Compensation and Nominating Committee Report on Executive Compensation
Performance Graph
Director Compensation
Certain Relationships and Related Transactions
Principal Shareholders
Report of the Audit Committee of the Board of Directors
Auditors
Proposal
Summary of the 2002 Stock Plan
Administration of the 2002 Stock Plan
Eligibility and Participation
Payment and Tax Withholding
Changes in Capitalization; Change in Control
Valuation
Amendment and Termination
Price of Common Stock
Certain Federal Income Tax Consequences
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
Incorporation by Reference
General

III Cascade Plaza
Akron, Ohio 44308

March 8, 2002

To Our Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, April 17, 2002 at 10:00 A.M. at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308.

      The election of directors will take place at the Annual Meeting. This year we will elect four Class II Directors whose terms will expire at the Annual Meeting in 2005. All of the nominees are currently serving as directors. You will also be asked to fix the total number of directors at 15, a reduction from 18, and to approve the 2002 Stock Plan.

      Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees for director, as well as the other directors who will continue in office.

      It is important that your shares be voted, and we hope that you will be able to attend the Annual Meeting. We urge you to execute and return the enclosed form of proxy as soon as possible, whether or not you expect to attend the Annual Meeting in person.

Sincerely,

John R. Cochran
Chairman and Chief Executive Officer

FirstMerit Corporation

III CASCADE PLAZA
AKRON, OHIO 44308

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, April 17, 2002

      The Annual Meeting of Shareholders of FirstMerit Corporation, an Ohio corporation (“FirstMerit”), will be held at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio, on Wednesday, April 17, 2002, at 10:00 A.M. (local time), for the following purposes:

1.	To fix the number of directors at 15;

2.	To elect four Class II Directors;

3.	To approve the adoption of the FirstMerit Corporation 2002 Stock Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on February 19, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, please fill in, date, sign and return the enclosed Proxy Card.

By Order of the Board of Directors,

Terry E. Patton
Secretary

Akron, Ohio

March 8, 2002

THE 2001 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

FirstMerit Corporation

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FirstMerit Corporation, an Ohio corporation (“FirstMerit” or “Company”), of the accompanying proxy to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 17, 2002, at 10:00 A.M. (local time), and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by the Board of Directors prior to the meeting will be voted at the meeting. A shareholder who signs and returns a proxy in the accompanying form may revoke it prior to or at the meeting by giving notice to the Secretary. FirstMerit® is a registered trademark of the Company.

      The close of business on February 19, 2002, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date FirstMerit had outstanding approximately 84,830,558 shares of common stock, no par value per share (“Common Stock”), each of which is entitled to one vote. For information concerning principal shareholders, see the section titled “Principal Shareholders” below.

      The mailing address of the principal executive offices of FirstMerit is III Cascade Plaza, Akron, Ohio 44308, telephone number (330) 996-6300. This Proxy Statement, together with the related Proxy Card and FirstMerit’s 2001 Annual Report to Shareholders are being mailed to the shareholders of FirstMerit on or about March 8, 2002.

      For the election of directors, under Ohio law, FirstMerit’s Amended and Restated Articles of Incorporation, and its Code of Regulations (“Regulations”), if a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast will be elected directors. A majority of the outstanding shares of Common Stock constitutes a quorum. An abstention from voting any share with respect to the election of any nominee for director or a broker non-vote will not affect the election of directors since the share is not counted for voting purposes. The proposal to fix the number of directors, and to approve the adoption of the FirstMerit Corporation 2002 Stock Plan, requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the meeting.

Election of Directors

Nominees

      Four Class II directors have been nominated by the Compensation and Nominating Committee, and their nomination approved by the non-employee directors of the Board. These nominees are to be elected at this Annual Meeting of Shareholders.

      In 2000 the shareholders, pursuant to Article III, Section 2 of the Regulations, fixed the total number of directors at 18. This year, the Compensation and Nominating Committee recommended, and the non-employee directors of the Board of Directors approved submitting to the shareholders the proposal to reduce the number of board members from 18 to 15, with each class having five board members. Currently Class I has six directors. Mr. Valentine, however, has informed the Board that he will retire effective April 1, 2002, and as such, Class I will have the requisite number of directors of five at the time of the reduction.

      Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement, and as a matter of corporate policy, the Board believes it is important to maintain vacancies on the Board. This would allow a majority of the Board, pursuant to Article III, Section 3 of the Regulations, to appoint an individual to the Board. Such a need could occur, as examples, as part of the terms of a future acquisition, or in the event the Board finds a highly qualified candidate for the Board and believes it is important to appoint such person prior to the next Annual Shareholder meeting. Any such person appointed would serve the remaining term of such position, which could exceed one year. At this time there will be one vacancy on the Board for such purpose, that being in Class II.

      Set forth below for each nominee for election as a director and for each director whose term will continue after the Annual Meeting of Shareholders is a brief statement, including the age, principal occupation and business experience during the past five years, and the number of shares of Common Stock beneficially owned by such director.

      The Compensation and Nominating Committee has reviewed and recommended these nominations, which have been approved by the non-employee directors of the Board. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Compensation and Nominating Committee, and approved by the non-employee directors of the Board. The Compensation and Nominating Committee has no reason to believe that the nominees named will be unable to serve if elected. The nominees receiving the greatest number of votes cast by shareholders by proxy or in person at the meeting, a quorum being present, will be elected. A majority of the outstanding shares of Common Stock constitutes a quorum.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS

(Term Expiring in 2005)(a)

		Principal Occupation for Past Five Years	Shares Beneficially Owned
Name	Age	and Other Information	Number-Percent(b)(c)

Karen S. Belden	59	Realtor, The Prudential-DeHoff Realtors, Canton,	22,562	(d)
		Ohio; formerly Director of the CIVISTA Corporation,	167,600	(e)(g)
		a publicly held savings and loan holding company	15,800	(f)

R. Cary Blair	62	Chairman and Chief Executive Officer of Westfield	6,450	(e)
		Group, Westfield Center, Ohio, a group of financial	15,800	(f)
		services companies; Director, The Davey Tree Expert Company, Kent, Ohio, a publicly held horticultural company

Robert W. Briggs	60	Chairman of the Board, (formerly President) of the	5,554	(d)
		law firm of Buckingham, Doolittle & Burroughs,	105,102	(e)(g)
		LLP, Akron, Ohio	15,800	(f)

Clifford J. Isroff	65	Formerly Chairman and Secretary, I Corp., Akron,	9,200	(d)
		Ohio, a manufacturing holding company	20,600	(f)

CLASS III DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2003)(a)

		Principal Occupation for Past Five Years	Shares Beneficially Owned
Name	Age	and Other Information	Number-Percent(b)(c)

John C. Blickle	51	President of Heidman, Inc., dba McDonald’s	26,690	(d)
		Restaurants, Akron, Ohio, quick service restaurants	1,972	(e)
			5,000	(f)

Sid A. Bostic	59	President and Chief Operating Officer, FirstMerit	11,428	(d)
		Corporation; President and Chief Operating Officer,	384,500	(f)
		FirstMerit Bank, N.A.; formerly Chairman, President and Chief Executive Officer, Norwest Bank Indiana, N.A., Fort Wayne, Indiana

Terry L. Haines	55	President, Chief Executive Officer and Director,	4,327	(e)
		A. Schulman, Inc., Akron, Ohio, a publicly held	19,400	(f)
		manufacturer and wholesaler of plastic materials

Robert G. Merzweiler	48	President and Chief Executive Officer, Landmark	9,000	(d)
		Plastic Corporation, Akron, Ohio, a manufacturer of	1,500	(e)
		plastic products	5,000	(f)

Jerry M. Wolf	56	Chairman and Chief Executive Officer of Midwest	3,500	(d)
		Acoust-A-Fiber, Inc.; formerly Chairman of the Board	150	(e)
		of Directors of Jefferson Savings Bank and a member	9,800	(f)
		of the Board of Directors of PremierBank & Trust

CLASS I DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2004)(a)

		Principal Occupation for Past Five Years	Shares Beneficially Owned
Name	Age	and Other Information	Number-Percent(b)(c)

John R. Cochran	59	Chairman and Chief Executive Officer of FirstMerit,	247,011	(d)
		Chairman and Chief Executive Officer of FirstMerit	27,420	(e)
		Bank, N.A.; member of the Board of Directors of the	847,300	(f)
		Federal Reserve Bank of Cleveland; formerly President and Chief Executive Officer of FirstMerit, and President and Chief Executive Officer, Norwest Bank, Omaha, Nebraska

Richard Colella	66	Attorney, Colella & Kolczun, P.L.L., Lorain, Ohio	8,947	(d)
			800	(e)
			12,200	(f)

Philip A. Lloyd, II	55	Attorney, Brouse McDowell, a Legal Professional	47,125	(d)
		Association, Akron, Ohio	359,572	(e)(g)
			18,200	(f)

Roger T. Read	60	Formerly Chairman, Chief Executive Officer and	122,024	(e)
		President, Harwick Chemical Corporation, Akron,	19,400	(f)
		Ohio, a manufacturer and wholesaler of chemicals and allied products

Richard N. Seaman	56	President and Chief Executive Officer, Seaman	5,300	(d)
		Corporation, a manufacturer of vinyl coated industrial fabrics	12,200	(f)

Charles F. Valentine	62	Executive Vice President of FirstMerit; formerly	179,878	(d)
		Chairman and Chief Executive Officer of Security	53,130	(e)
		First Corp. and Security Federal Savings and Loan Association	142,036	(f)

(a)	The directors have served since the year following their names: Mr. Isroff, 1981; Mr. Lloyd, 1988; Mr. Blickle, 1990; Messrs. Merzweiler and Haines, 1991; Mr. Read, 1992; Mr. Cochran, 1995; Mrs. Belden and Messrs. Blair and Briggs, 1996; Messrs. Colella, Seaman, Valentine and Wolf, 1998.

(b)	Number of shares beneficially owned is reported as of February 15, 2002. None of the directors, other than Mr. Cochran, beneficially owns one percent (1%) or more of the outstanding shares of FirstMerit Common Stock.

(c)	All directors and executive officers as a group (25 persons) beneficially owned 4,075,646 shares of Common Stock as of February 15, 2002, including 2,743,912 options to purchase Common Stock. This represents approximately 4.8% of the outstanding shares of Common Stock as of that date.

(d)	Sole voting and/or investment power.

(e)	Shared voting and/or investment power.

(f)	Shares with respect to which the nominee or director has the right to acquire beneficial ownership by exercising options granted under a FirstMerit stock option plan.

(g)	Includes reported beneficial ownership of the following numbers of shares owned by family members, limited liability companies or trusts, as to which the director disclaims any beneficial ownership: Mrs. Belden, 167,600; Mr. Briggs, 104,654; and Mr. Lloyd, 359,572.

     There are (and during the past five years there have been) no legal proceedings material to an evaluation of the ability of any director or executive officer of FirstMerit to act in such capacity or concerning his integrity.

Committees of the Board of Directors

      The Board of Directors of FirstMerit has several committees and has appointed members to such committees since the 2001 Annual Meeting of Shareholders.

      The Audit and Review Committee consisted of Robert W. Briggs, Chairman, Karen S. Belden, Richard Colella, Richard N. Seaman and Jerry M. Wolf. It met four times during 2001 to examine and review internal and external reports of operations of FirstMerit and its operating subsidiaries (the “Subsidiaries”) for presentation to the full Board of Directors.

      The Credit Committee consisted of Philip A. Lloyd, II, Chairman, Karen S. Belden, John C. Blickle, and Richard Colella. It met six times during 2001 to monitor the lending activities of the Subsidiaries and to help assure such activities were conducted in a manner consistent with FirstMerit’s loan policy.

      The Compensation and Nominating Committee was appointed to determine and review candidates for nomination for the Board of Directors (subject to the approval by the non-employee members of the Board), to establish policies for and levels of reasonable compensation for directors, officers and employees of FirstMerit and the Subsidiaries, and to administer (among other plans) FirstMerit’s stock option plans, the FirstMerit Corporation Executive Incentive Plan (the “Compensation Program”) and the Executive Life Insurance Program (“Insurance Plan”). In addition, the Committee is involved in administering the Employee Stock Purchase Plan (“ESPP”), the Pension Plan for Employees of FirstMerit Corporation and the Subsidiaries (“Pension Plan”), the Executive Supplemental Retirement Plan (“SERP”) and the FirstMerit Corporation and Subsidiaries Employees’ Salary Savings Retirement Plan (“401(k) Plan”). The committee met four times during 2001. Its members consisted of Roger T. Read, Chairman, R. Cary Blair, Terry L. Haines, Clifford J. Isroff and Philip A. Lloyd, II, although Mr. Lloyd recused himself from determinations relating to compensation subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      The Executive Committee evaluates and responds to management’s recommendations concerning planning, management, and acquisitions. The Executive Committee is authorized to act for the Board of Directors when the Board is not in session, except in certain limited circumstances. The members of the Executive Committee consisted of Clifford J. Isroff, Chairman, R. Cary Blair, John C. Blickle, Sid A. Bostic, John R. Cochran, Philip A. Lloyd, II, and Roger T. Read. It met 18 times during 2001.

      There were nine regularly scheduled and special meetings of the Board of Directors in 2001. All of the directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees on which each served, with the exception of Mr. Seaman who attended 69% of the aggregate of the total number of meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires FirstMerit’s directors, officers and persons who own more than ten percent of its Common Stock (“Section 16 Filers”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”), and to furnish FirstMerit with copies of all such forms they file. FirstMerit understands from the information provided to it by Section 16 Filers that for 2001 all reports were duly and timely filed by the Section 16 Filers.

Executive Compensation and Other Information

Summary of Cash and Certain Other Compensation

      The following table provides certain summary information concerning the compensation paid or accrued by FirstMerit and its Subsidiaries, to or on behalf of its executive officers. The table shows the compensation of the individual serving in the capacity of Chief Executive Officer, as well as each of the four other most highly compensated executive officers of FirstMerit, determined as of the end of the last fiscal year, December 31, 2001 (collectively the “Named Executive Officers”), and for the fiscal years ended December 31, 2000 and 1999:

Summary Compensation

							Long-Term
		Annual Compensation					Compensation Awards

						Other	Restricted	Securities
Name and						Annual	Stock	Underlying		All Other
Principal Position	Year	Salary(1)		Bonus(2)		Compensation(3)	Awards(4)	Options/SARs(5)		Compensation(6)

John R. Cochran	2001	$603,250		$–0–		$–0–	$–0–	187,300		$39,417
Chairman and Chief	2000	583,000		–0–		–0–	–0–	120,000		39,042
Executive Officer	1999	577,450		440,000		–0–	–0–	120,000		39,417

Terrence E. Bichsel	2001	233,700		–0–		–0–	–0–	44,800		23,236
Executive Vice President	2000	225,000		15,000		–0–	–0–	–0–		22,954
	1999	65,625	(7)	15,000	(8)	–0–	–0–	36,000		15,361

Sid A. Bostic	2001	413,875		–0–		–0–	–0–	194,500		38,994
President and Chief	2000	400,000		–0–		–0–	–0–	20,000		38,994
Operating Officer	1999	387,500		227,500		–0–	–0–	202,500		38,619

George P. Paidas	2001	203,125		–0–		–0–	–0–	86,360	(9)	30,528
Executive Vice President	2000	192,500		55,825		–0–	–0–	10,172	(10)	30,975
	1999	190,625		109,890		–0–	–0–	72,000		30,600

Charles F. Valentine	2001	228,750		–0–		–0–	–0–	44,800		14,607	(11)
Executive Vice President	2000	225,000		63,000		–0–	–0–	–0–		14,607	(11)
	1999	223,575		30,113		–0–	–0–	36,000		16,586	(11)

(1)	Includes the deferred portion of salary under the 401(k) Plan.

(2)	For 2001, 2000 and 1999, the bonus includes the amounts paid or accrued pursuant to the Compensation Program. The amounts included represent the incentive bonus earned for the prior year, but which cannot be determined and paid until the first quarter the following year when definitive financial information is available. For 2001, the bonus amounts reported may include amounts which were deferred to subsequent periods pursuant to FirstMerit’s Executive Deferred Compensation Plan. No amounts were deferred to a subsequent period.

(3)	Perquisites provided to each of the Named Executive Officers in 2001 did not exceed the disclosure thresholds established under Commission regulations and are therefore not included in these totals.

(4)	Other than Messrs. Cochran and Bostic, none of the Named Executive Officers holds restricted stock. No long-term incentive plan payouts were made in 2001.

On March 1, 1995, Mr. Cochran received 25,000 shares of restricted Common Stock pursuant to the FirstMerit Corporation 1995 Restricted Stock Plan and on April 9, 1997, he received 25,200 shares of restricted Common Stock pursuant to the 1997 Stock Plan. As of February 15, 2002, the fair market value of such shares equaled $1,359,918, based upon a closing market price of $27.09 per share on December 31, 2001. The restrictions on the 1995 shares lapse equally over a three-year period which began in March, 2001, and restrictions on the 1997 shares lapse equally over a three-year period beginning in April, 2005, but all may vest at an earlier time due to death, disability, a Change in Control, Termination Without Cause or Termination for Good Reason. The dividends on such shares are currently paid to Mr. Cochran.

On February 1, 1998, Mr. Bostic received 9,000 shares of restricted Common Stock. As of February 15, 2001, the fair market value of such shares equaled $243,810 based upon a closing market price of $27.09 on December 31, 2001. The restrictions on such shares lapsed with respect to 7,000 and 1,000 shares on February 1, 2001 and 2002, respectively. The remaining 1,000 shares vest on February 1, 2003, but may vest at an earlier time due to death, disability, a Change in Control, Termination Without Cause or Termination for Good Reason. The dividends on such shares are currently paid to Mr. Bostic.

(5)	The terms of the stock options granted in 2001 to the Named Executive Officers are described in detail in the footnotes to the table “Options/ SAR Grants in Last Fiscal Year.”

(6)	“All Other Compensation” for 2001 includes the following: (i) contributions to FirstMerit’s 401(k) Plan to match the 2001 pre-tax elective deferral contributions made by each to the 401(k) Plan: Mr. Cochran, $7,875, Mr. Bichsel, $7,875, Mr. Bostic, $7,875, Mr. Paidas, $7,428 and Mr. Valentine, $7,875, and (ii) amounts paid or accrued by FirstMerit for life and accidental death insurance under FirstMerit’s Insurance Program (together with amounts paid as a tax “gross-up” on such amounts): Mr. Cochran, $31,542, Mr. Bichsel, $15,361, Mr. Bostic, $31,119, Mr. Paidas, $23,100 and Mr. Valentine, $-0-. None of the Named Executive Officers received fees as a director or committee member.

(7)	Mr. Bichsel joined FirstMerit as of September 16, 1999.

(8)	Mr. Bichsel received a bonus of $15,000 upon his agreement to join FirstMerit in 1999.

(9)	17,060 of these options are from a reload grant provided due to the exercise of a prior grant.

(10)	Relates to a reload grant from a prior year.

(11)	Includes amounts related to imputed income for split-dollar life insurance policy for 2001, 2000 and 1999 as follows: $6,732, $6,732, and $9,086, respectively.

Stock Options

      The following table contains information concerning the grant of stock options and/or dividend units during fiscal 2001 under FirstMerit’s 1999 Stock Plan to the Named Executive Officers:

Option/SAR Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value
						at Assumed Annual Rates
			Percent of Total			of Stock Price
	Number of		Options/SARs			Appreciation for
	Total		Granted to			Option Term(2)
	Options/SARs		Employees in	Exercise or	Expiration
Name	Granted(1)		Fiscal Year	Base Price	Date	5%	10%

John R. Cochran	67,300	(3)	4.23%	$25.880	01/18/11	$1,094,812	$2,774,986
	80,000	(4)	5.02%	26.190	02/15/11	1,317,334	3,338,690
	40,000	(5)	2.51%	26.190	02/15/11	658,667	1,669,345

Total	187,300		11.76%			3,070,813	7,783,021

Terrence E. Bichsel	44,800	(3)	2.81%	25.880	01/18/11	728,790	1,847,242
Sid A. Bostic	194,500	(3)	12.21%	25.880	02/01/08	3,164,057	8,019,835
George P. Paidas	69,300	(3)	4.35%	25.880	01/18/11	1,127,348	2,857,452
	17,060	(6)	1.07%	25.500	02/15/06	119,597	264,128

Total	86,360		5.42%			1,246,945	3,121,580

Charles F. Valentine	44,800		2.81%	25.880	01/18/11	728,790	1,847,242
Total All Employees	1,592,324	(7)

(1)	The 1999 Stock Plan generally provides for granting of incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”) (collectively “Stock Options”) and shares of restricted stock. The option price per share of ISOs must be equal to the fair market value of a share of Common Stock on the date granted; the option price of NQSOs may be set by the Compensation and Nominating Committee. The purchase price of any Stock Option must be paid upon exercise in (i) immediately available funds, (ii) shares of Common Stock, or (iii) a combination of (i) and (ii). If granted by the Committee, a one-time reload option of NQSOs may be granted equal to the number of whole shares used by the participant to exercise an option. Shares of stock acquired upon the exercise of the reload option are restricted from sale or transfer for two years. If so provided by the Committee, an option may be transferred to an option holder’s immediate family. In the event of a “Change in Control,” unless the Committee otherwise determines, any unvested Stock Options will immediately vest. “Change in Control” is basically defined as (a) a change in a majority of the board (unless the new board members were approved in advance by a 2/3rds vote of the current board), or (b) where the shareholders have to vote to approve a transaction: (i) post-transaction the current FirstMerit shareholders no longer hold 50% of the Common Stock, (ii) a group has 25% or more of the outstanding Common Stock, and (iii) there has been a change in a majority of the current board.

(2)	This computation does not include the value of dividend units. In 2001, amounts were accrued as dividend units by the following Named Executive Officers: Mr. Bostic, $46,000; Mr. Paidas, $4,600; and Mr. Valentine, $20,700.

(3)	Two-thirds of the options provided by this grant vested at the time of grant, with the remaining one-third vesting six months after the date of grant.

(4)	The options provided by this grant vest 12-months after the date of grant.

(5)	The options provided by this grant vest in January, 2004 if the Company reaches its three-year earnings per share target, otherwise they vest on August 15, 2008.

(6)	These options are from a reload grant provided due to the exercise of a prior grant.

(7)	This number includes Stock Options granted to Named Executive Officers and to FirstMerit employees under the 1999 Stock Plan.

     The following table contains information concerning the exercise of Stock Options under FirstMerit’s 1992 Stock Plan, the 1997 Stock Plan, and the 1999 Stock Plan, and information on unexercised Stock Options held as of the end of the 2001 fiscal year, by the Named Executive Officers:

Aggregated Option/ SAR Exercises in Last Fiscal Year

And Fiscal Year-end Option/ SAR Values

Number of Securities
			Underlying	Value of Unexercised
			Unexercised	In-the-Money
			Options/SARs	Options/SARs
			at Fiscal Year-End	at Fiscal Year-End
Shares Acquired
Name	on Exercise	Value Realized	Exercisable/Unexercisable(1)	Exercisable/Unexercisable(2)

John R. Cochran	–0–	$–0–	767,300/240,000	$6,527,933/$577,600
Terrence E. Bichsel	–0–	–0–	60,800/20,000	76,608/28,000
Sid A. Bostic	–0–	–0–	379,500/112,500	546,445/122,625
George Paidas	30,000	322,500	136,032/40,000	220,501/43,600
Charles F. Valentine	–0–	–0–	134,036/20,000	930,797/21,800

(1)	Share information relating to options granted prior to September, 1997 has been restated to give effect to the 2-for-1 stock split effective in that month.

(2)	Based upon the closing price reported in the Nasdaq Stock Market National Market System (“Nasdaq”) for the Common Stock of FirstMerit on December 31, 2001. This computation does not include the value of any dividend units.

Beneficial Ownership and Stock Ownership Guidelines

      The following table sets forth certain information regarding the Named Executive Officers’ beneficial ownership of the Common Stock of the Company as of February 15, 2002.

Title of Class(1)	Name of Officer	Number of Shares(2)	Percent of Class(3)

Common Stock	John R. Cochran	1,121,731	1.32%
Common Stock	Terrence E. Bichsel	62,480	—
Common Stock	Sid A. Bostic	395,928	—
Common Stock	George P. Paidas	209,939	—
Common Stock	Charles F. Valentine	375,044	—

(1)	None of the Named Executive Officers owns any shares of FirstMerit 6 1/2% Cumulative Convertible Preferred Stock, Series B (“Series B Preferred Stock”).

(2)	The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable stock options. These individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Cochran, 847,300; Mr. Bichsel, 60,800; Mr. Bostic, 384,500; Mr. Paidas, 152,032; and Mr. Valentine, 142,036.

(3)	None of the listed officers other than Mr. Cochran owns more than one percent of the Common Stock.

     The Board adopted stock ownership guidelines for its officers. The guidelines state that within five years after adoption, officers of FirstMerit should own Common Stock having a market value equal to at least the following levels of their base salary: Chief Executive Officer and President, five times; Executive Vice President, three times; and Senior Vice President, two times.

Pension Plans

      Under the Pension Plan for Employees of FirstMerit Corporation and Affiliates (the “Pension Plan”), a tax-qualified defined benefit pension plan, pension benefits may be paid to executive officers in the future. Executive officers participate in the Pension Plan on the same basis as other employees.

      Pension benefits at normal retirement age 65 are based on the average base salary (exclusive of bonuses and overtime, if either exists, and not exceeding $170,000 in 2001) of each participant for the highest four consecutive years during the last ten years of employment. The benefits payable equal the sum of 1.35 percent of such average base salary multiplied by the number of years of credited service, up to 40 years, plus .55 percent of such average base salary in excess of “covered compensation,” multiplied by the number of years of credited service not exceeding 35 years. “Covered compensation” for this purpose means the average (without indexing) of the Social Security taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) Social Security retirement age.

      Contributions to the Pension Plan are actuarially determined and cannot be appropriately allocated to individual participants. As of December 31, 2001, the Named Executive Officers had the following numbers of years of service credited to them: Mr. Cochran had seven years, Mr. Bichsel, two years, Mr. Bostic, four years, Mr. Paidas, 22 years and Mr. Valentine, 22 years.

      The following table sets forth estimated annual retirement benefits (assuming the payments are made on a straight-life annuity basis) at age 65 payable to persons in the specified remuneration and years of service classification under the FirstMerit Pension Plan.

Pension Plan Table

	Estimated Annual Benefits Upon Retirement on
Average Base	December 31, 2001 with Years of Service Indicated
Salary Used for
Plan Benefits	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$150,000	39,675	52,900	66,125	79,350	92,575	102,700
$200,000	53,925	71,900	89,875	107,850	125,825	139,325
$250,000	68,175	90,900	113,625	136,350	159,075	175,950
$300,000	82,425	109,900	137,375	164,850	192,325	212,575
$350,000	96,675	128,900	161,125	193,350	225,575	249,200
$400,000	110,925	147,900	184,875	221,850	258,825	285,825
$450,000	125,175	166,900	208,625	250,350	292,075	322,450
$500,000	139,425	185,900	232,375	278,850	325,325	359,075
$550,000	153,675	204,900	256,125	307,350	358,575	395,700
$600,000	167,925	223,900	279,875	335,850	391,825	432,325
$650,000	182,175	242,900	303,625	364,350	425,075	468,950
$700,000	196,425	261,900	327,375	392,850	458,325	505,575
$750,000	210,625	280,900	351,125	421,350	491,575	542,200
$800,000	224,925	299,900	374,875	449,850	524,825	578,825
$850,000	239,175	318,900	398,625	478,350	558,075	615,450
$900,000	253,425	337,900	422,375	506,850	591,325	652,075

      The foregoing figures are provided without regard to limitations on annual pension benefits that may be paid from a tax-qualified pension plan and trust under the Internal Revenue Code (“Code”).

      FirstMerit has adopted the SERP for its employees, including executive officers. Under the SERP, persons entitled to receive benefits under the Pension Plan are eligible to receive the excess amounts they would have been entitled to under the Pension Plan but for limitations on maximum benefits imposed by the Code on tax-qualified pension plans. The SERP provides total executive retirement income based upon a formula of 50% of the final two-year average of the executive’s earnings plus 1.5% of the final two-year average earnings for each year of service up to ten years. This retirement income “target” is then reduced by the benefits provided by other retirement and supplemental plans, Social Security, and the benefits from previous employers’ retirement plans to produce a net benefit under the SERP. In addition, benefits are further reduced by three percent for each year where the retirement age is less than 65 years. The SERP benefit is payable for 15 years.

Compensation and Nominating Committee Interlocks and Insider Participation

      The Compensation and Nominating Committee members consisted of Roger T. Read, Chairman, R. Cary Blair, Terry L. Haines, Clifford J. Isroff and Philip A. Lloyd, II. In serving on the Compensation and Nominating

Committee, Mr. Lloyd has recused himself from determinations relating to compensation subject to Section 16 of the Exchange Act.

      Mr. Lloyd also served on the Executive and Credit Committees. He is a shareholder of the law firm of Brouse McDowell, A Legal Professional Association (“Brouse McDowell”) which performs legal services for FirstMerit and its Subsidiaries. During 2001, Brouse McDowell was paid $587,276 for legal services rendered to FirstMerit and $1,558,006 for legal services rendered to the Subsidiaries. The amount of Mr. Lloyd’s interest in such fees cannot be practically determined.

Employment Contracts and Termination of Employment Arrangements

      This section discusses the employment contracts and termination agreements for the Chief Executive Officer and the other Named Executive Officers.

      Effective December 1, 1998, the Company entered into an Employment Agreement with John R. Cochran which provides that he serve as the Chairman and Chief Executive Officer of the Company, set his annual base salary at $550,000, which was increased to $610,000 in 2001 (subject to annual review), as well as providing for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change in Control. Pursuant to the agreement, Mr. Cochran will receive bonuses in accordance with the Company’s Compensation Program. His threshold award under such program was set at 30% of his base salary.

      Mr. Cochran was also provided the right to participate in various retirement plans, as well as certain additional benefits provided executive officers (including those provided to all employees generally), as detailed in the “Summary Compensation” and “Option/ SAR Grants in Last Fiscal Year” tables above. The agreement contains a covenant not to compete for a minimum two-year period immediately following termination or expiration of the agreement that is conditioned upon FirstMerit’s payment of certain obligations. These obligations consist essentially of the payment of Mr. Cochran’s base salary, bonus and other benefits until the earlier of the second anniversary of the termination date or the last day of the month of Mr. Cochran’s sixty-fifth birthday. In the event that Mr. Cochran’s employment is terminated at his election or for Cause, the covenant not to compete remains in force, notwithstanding that FirstMerit may elect not to make the payments described in the preceding sentence.

      The Board of Directors also agreed to nominate Mr. Cochran to the Board of Directors. Additionally, if Mr. Cochran’s employment is terminated by FirstMerit without Cause or by Mr. Cochran with Good Reason during the term of the agreement, his base salary and benefits continue for one year. The agreement terminates November 30, 2003, unless terminated at an earlier time pursuant to its terms.

      The employment agreement also provides that if there is a Change in Control of FirstMerit, and within three years Mr. Cochran is terminated without Cause or resigns with Good Reason, or within one year resigns without Good Reason, he will be entitled to an amount payable in one lump sum. This amount will be equal to (i) the lesser of (a) Mr. Cochran’s annual base salary in effect at the time of termination or immediately prior to the Change in Control (whichever is higher) or (b) one-twelfth of such annual base salary, multiplied by the number of months between the termination and Mr. Cochran’s sixty-fifth birthday (including both the months of termination and of Mr. Cochran’s birthday), plus (ii) an amount equal to the highest annual incentive compensation paid to Mr. Cochran over the three-year period preceding the Change in Control. Such amount will not be paid, however, if the termination is (i) due to death, retirement or disability or (ii) by FirstMerit (or its successor) for Cause.

      In addition, Mr. Cochran is to receive a lump-sum payment after termination equal to (i) the lesser of (a) the annual cost of all accident, disability, and life insurance in effect at the time of termination or immediately prior to the Change in Control (whichever is higher) or (b) one twelfth of such amount, multiplied by the number of months between the termination and Mr. Cochran’s sixty-fifth birthday (including both the months of termination and of Mr. Cochran’s birthday). Mr. Cochran will also receive continued health care coverage and continued payment by the Company of premiums on the Executive Life Insurance Policy (plus 40% of such premiums as a tax “gross-up”).

      Also in the event of a Change in Control, Mr. Cochran’s stock options and similar rights in which he participates would be subject to immediate vesting. Based upon the closing price of FirstMerit Common Stock effective for December 31, 2001 of $27.09 and had a Change in Control occurred on that date, the Company believes Mr. Cochran would have been entitled to a cash payment of approximately $4,793,085. In addition, Mr. Cochran would have been indemnified to the extent of $3,394,835 as reimbursement for the tax imposed under Section 4999 the Code, or any similar tax. FirstMerit also must pay for one year (up to $35,000) of reasonable outplacement expenses incurred by Mr. Cochran in seeking comparable employment through a placement firm.

      Effective February 1, 2001, the Company entered in a new Employment Agreement with Sid A. Bostic which provides that he serve as the President and Chief Operating Officer of the Company, sets his annual base salary at $400,000 (subject to annual review), as well as providing for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change in Control. Pursuant to the agreement, Mr. Bostic will receive bonuses in accordance with the Company’s Compensation Program. His threshold award under such program was set at 50% of his base salary.

      Mr. Bostic was also provided the right to participate in various retirement plans, as well as certain additional benefits provided executive officers (including those provided to all employees generally), as detailed in the “Summary Compensation” and “Option/ SAR Grants in Last Fiscal Year” tables above. The Board of Directors also agreed to nominate Mr. Bostic to the Board of Directors.

      The agreement contains a covenant not to compete for a minimum one-year period immediately following termination or expiration of the agreement that is conditioned upon FirstMerit’s payment of certain obligations. In the event that Mr. Bostic’s employment is terminated at his election or for Cause, the covenant not to compete remains in force for a one-year period, notwithstanding that FirstMerit may elect not to make the payments described in the preceding sentence. If Mr. Bostic’s employment is terminated by FirstMerit without Cause or by Mr. Bostic with Good Reason during the term of the agreement, his base salary and benefits continue for one year. The agreement terminates January 31, 2004, unless terminated at an earlier time pursuant to its terms.

      To promote stability among the other executive officers, the Board of Directors of FirstMerit authorized FirstMerit to enter into agreements with other key officers regarding their termination due to a Change in Control, or due to a displacement. Displacement means the termination of the employee’s employment with the Company as a consequence of a merger, acquisition or like transaction, either before or after the closing of the transaction, and where no Change in Control of the Company has occurred. An employee cannot receive benefits under both the Change in Control and displacement agreements. The benefits under the displacement agreements are substantially similar to those provided under the Change in Control agreements. All of the other Named Executive Officers, except Mr. Valentine, have agreements which have Change in Control and displacement provisions.

      The Change in Control agreements each provide that if there is a Change in Control of FirstMerit, and the Named Executive Officer is subsequently terminated during the term of the his agreement, he will be entitled to an amount payable in one lump sum. This amount will be equal to (i) the lesser of (a) the Named Executive Officer’s base salary at the time of termination or immediately prior to the Change in Control (whichever is greater) multiplied by two (two and a half in the case of Mr. Bostic) or (b) one twelfth of such annual base salary multiplied by the number of months between the termination and the Named Executive Officer’s sixty-fifth birthday (including both the months of termination and of the officer’s birthday), plus (ii) an amount equal to the average annual incentive compensation paid to such officer over the two years preceding the Change in Control, multiplied by two (or two and a half in the case of Mr. Bostic). Such amount will not be paid, however, if the termination is (i) due to death, retirement or disability, (ii) by FirstMerit for Cause, or (iii) by the Named Executive Officer other than for Good Reason. In addition, each Named Executive Officer is to receive benefits during the two-year period (or thirty-month period in the case of Mr. Bostic) after termination which must include medical and life insurance benefits identical to those in effect just before the Change in Control.

      Each Named Executive Officer also will be entitled to immediate vesting of all stock options and similar rights in which he participates. Based upon the closing price of FirstMerit Common Stock effective for December 31, 2001 of $27.09, the Company believes that, had a Change in Control occurred on that date, certain Named Executive Officers would have been entitled to the following payments: Mr. Bichsel, $808,796, Mr. Bostic, $3,065,778, Mr. Paidas, $801,218, and Mr. Valentine, $0. The foregoing totals are limited to the amounts permitted under Section 4999 of the Code without being considered “parachute payments.” FirstMerit must also pay for one year (up to $25,000) of reasonable outplacement expenses incurred by the officer in seeking comparable employment through a placement firm.

FirstMerit Compensation and Nominating Committee Report on Executive Compensation

        Philosophy and Composition of Committee

      FirstMerit’s executive compensation program is designed to enable FirstMerit to attract, motivate and retain top quality executive officers by providing a fully competitive and comprehensive compensation package. It provides for base salaries that reflect individual performance as well as annual variable incentive awards payable in cash for the achievement of financial performance goals established by the Compensation and Nominating Committee and approved by the non-employee members of the Board of Directors (“non-employee directors”). In addition, long-term, stock-based incentive awards are granted to strengthen the mutuality of interest between the executive officers and FirstMerit’s shareholders and to motivate and reward the achievement of important long-term performance objectives of FirstMerit.

      FirstMerit’s executive compensation program is administered by the Compensation and Nominating Committee of the Board of Directors, composed entirely of the following non-employee directors: Roger T. Read, Chairman, R. Cary Blair, Terry L. Haines, Clifford J. Isroff and Philip A. Lloyd, II. Mr. Lloyd, however, has recused himself from determination relating to compensation subject to Section 16 of the Exchange Act.

        Establishment of Executive Compensation Program and Procedures

      The Compensation and Nominating Committee has utilized the services of Gough Management Co. (“Gough”) and Hewitt Associates (“Hewitt”), compensation companies, to make recommendations regarding FirstMerit’s executive compensation program. The recommendations of Gough and Hewitt have been reviewed by the Committee.

      The Committee is responsible for the establishment of the base salary, as well as the award level for the annual incentive compensation program, both subject to approval by the non-employee directors. The Committee is also responsible for the award level and administration of the stock option programs for executive officers, as well as recommendations regarding other executive benefits and plans, also subject to approval by the non-employee directors. In reviewing the individual performance of the Named Executive Officers whose compensation is detailed in this Proxy Statement, the Committee takes into account the views of the Chief Executive Officer of FirstMerit. In evaluating the Chief Executive Officer’s performance, the Committee reviews reports submitted by each non-employee member of the board of directors and reports on that evaluation directly to the non-employee members of the Executive Committee and then to the non-employee directors.

      As an overall evaluation tool in determining levels of compensation for the FirstMerit executive officers, as well as for the Chief Executive Officer, the Committee reviews the compensation policies of other public companies, as well as published financial industry salary surveys. Although the Committee has not defined or established a specific comparison group of bank holding companies for determination of compensation, those listed in the salary surveys which share one or more common traits with FirstMerit, such as market capitalization, asset size, geographic location, similar lines of business and financial returns on assets and equity, are given more weight. The companies listed in the various salary surveys may or may not be included in the Nasdaq Banks Index (an index included in FirstMerit’s “Performance Graph” below), and as such, the Committee is unable to make any comparisons between the two.

        Components of the Named Executive Officer Compensation

      For 2001, the executive compensation program for the Named Executive Officers consisted of four primary components: (i) a base salary; (ii) incentive compensation; (iii) executive benefits, such as insurance and retirement benefits; and (iv) benefits which are generally available to all employees. These components are discussed in detail below.

      Base Salary. The Named Executive Officers’ base salaries and performance are reviewed annually. They are primarily determined by evaluating the individual officers’ level of responsibilities for their position, comparing their position to similar positions within FirstMerit and by comparing salaries detailed in the salary surveys for executives with similar experience and responsibilities outside of FirstMerit.

      Significant weight is also given to the views of the Chief Executive Officer and the Chief Operating Officer of FirstMerit regarding how the Named Executive Officer has succeeded in his annual performance goals. These goals are established annually by the Chief Executive Officer or Chief Operating Officer for each Executive Officer, including personal and corporate goals. The nature of these goals differs depending upon each Officer’s job responsibilities. Goals are both qualitative in nature, such as the development and retention of key personnel, quality of products and services and management effectiveness; and quantitative in nature, such as sales and revenue goals, and cost containment.

      The Named Executive Officer’s base salary is then established by the Committee based upon the items listed above, as well as upon the Company’s overall performance during the preceding year. The Committee does not place a specific weight value on any of the above-listed factors. The base salary as established is subject to approval by the non-employee directors.

      Incentive Compensation. Incentive compensation includes two programs: the award of cash bonuses through the Compensation Program and the award of stock options and restricted stock. The participants and awards under FirstMerit’s incentive plans are determined by the Committee, subject to approval by the non-employee directors.

      Cash Incentive Compensation. FirstMerit’s policy for cash incentive compensation is to reward the achievement of financial objectives established in advance by the Committee. Prior to the beginning of each year performance targets are established by the Committee. The performance targets focus upon the earnings per share (“EPS”) of FirstMerit, and depending upon the duties of a Named Executive Officer, the EPS of one or more Subsidiaries. Also included as targets are individual performance goals. The Committee has the right, however, to also take into consideration other factors related to the individual performance of the Named Executive Officer in making an award to him under the Compensation Program. An incentive bonus award for a Named Executive Officer depends upon two basic factors: (i) the position held by the Named Executive Officer, which establishes a maximum bonus available based upon a percentage of the officer’s base salary (30-100% of the base salary for the Chief Executive Officer; 25-80% of the base salary for the Chief Operating Officer; 20-70% of the base salary for the other Named Executive Officers) and (ii) the extent to which the performance targets, including the EPS target, have been met or exceeded.

      All incentive bonus awards are currently paid in cash, unless deferred at the officer’s election under FirstMerit’s Executive Deferred Compensation Plan. The bonuses paid, or accrued but deferred by the executive in 2001, were based upon FirstMerit’s 1999 performance since definitive financial information is not available until the first quarter of the following fiscal year.

      Stock Options. FirstMerit’s philosophy for granting stock options is based on the principles of encouraging key employees to remain with the Company by providing them with a long-term interest in the Company’s overall performance and an incentive to manage with a view toward maximizing long-term shareholder value. Stock option grants provide an incentive for the creation of shareholder value since the full benefit of the grant to each Named Executive Officer can only be realized with an appreciation in the price of FirstMerit’s Common Stock.

      Option grants provide the right to purchase shares of FirstMerit’s Common Stock at the fair market value on the date of the grant. Stock options are granted to Named Executive Officers pursuant to the 1999 Stock Plan using guidelines which include corporate performance and individual responsibilities and performance.

      In 2001, the Committee determined and awarded stock options to certain key individuals. With regard to the Named Executive Officers, they were granted options where two-thirds vested on the date of grant, with the remaining third vesting six months from the date of grant. The total number of options granted in 2001 for all participants in the 1999 Stock Plan was 1,592,324 shares of Common Stock, of which 557,760 shares, or 36% were awarded to the Named Executive Officers. This included a reload option for 17,060 shares which was granted at the time of exercise pursuant to the terms of a prior option.

      Stock Ownership Guidelines. The Board adopted stock ownership guidelines for its officers. The guidelines state that within five years after adoption, officers of FirstMerit should own Common Stock having a market value equal to at least the following levels of their base salary: Chief Executive Officer and President, five times; Executive Vice President, three times; and Senior Vice President, two times. The Board annually reviews the level of ownership to monitor the progress towards attaining these guidelines.

        Determination of the Chief Executive Officer’s Compensation

      John R. Cochran has served as the Chief Executive Officer of the Company since March 1, 1995. Mr. Cochran’s compensation package is detailed in this Proxy under the tables and descriptive paragraphs of this section entitled “Executive Compensation and Other Information.”

      Mr. Cochran’s base salary for 2001 was determined by the Committee through an assessment of several areas, including the annual financial results of FirstMerit and his overall performance as a leader of the Company. In determining compensation the annual financial results (which focused on net operating income) were given a

75% weight by the Committee, whereas overall performance as a leader was given a 25% weight by the Committee. Overall performance was further broken down into seven sub-areas, three of which were each given a 20% weight, while the other four were each given a 10% weight. In addition to these factors, the Committee also reviewed information from Gough to determine if there were any overall trends in the financial services industry regarding compensation of chief executive officers that would suggest any adjustments to the amounts to be paid to Mr. Cochran.

      Based on these factors, the Committee established Mr. Cochran’s 2001 annual base salary at $610,000, which was an increase from his $583,000 base salary. Mr. Cochran was also granted “performance” stock options to purchase 40,000 shares of Common Stock which can vest earlier upon the Company attaining certain performance requirements, a grant of stock options to purchase 80,000 shares of Common Stock which vest in 12-months, and a grant of stock options to purchase 67,300 shares of Common Stock whereby two-thirds vested on the date of grant and one-third six months after the date of grant. All options were granted at a per share price equal to 100% of the fair market value on the date of grant. All of the options granted were NQSOs and equated to 11.76% of all options granted in 2001 to participants in the 1999 Stock Plan.

        Deductibility of Executive Compensation

      The Committee has reviewed the qualifying compensation regulations issued by the Internal Revenue Service under Code Section 162(m) which provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration paid to the employee exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Currently, remuneration is not expected to exceed the $1.0 million base for any employee and therefore, compensation should not be affected by the qualifying compensation regulations. Under the FirstMerit Corporation Executive Deferred Compensation Plan (“Executive Deferred Plan”), which was approved by the shareholders in April 1996, amounts deferred by executives will not be subject to Code Section 162(m). The Executive Deferred Plan permits executive officers of FirstMerit to elect to defer their base salary and incentive compensation in “stock units” (which are not actual shares of FirstMerit Common Stock but are tied to the performance thereof).

      The foregoing report has been respectfully furnished by the members of the Compensation and Nominating Committee, being:

Roger T. Read, Chairman Terry L. Haines Philip A. Lloyd, II	R. Cary Blair Clifford J. Isroff

Performance Graph

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on FirstMerit’s Common Stock against the cumulative return of the Nasdaq Banks Index, the Nasdaq Index and the S&P 500 Index for the period of five fiscal years commencing December 31, 1996 and ended December 31, 2001.(1)

	1996	1997	1998	1999	2000	2001

FMER	$100.00	$164.12	$159.40	$140.46	$170.62	$179.36
Nasdaq	$100.00	$122.14	$171.24	$318.69	$193.84	$153.53
Nasdaq Banks(2)	$100.00	$166.60	$149.51	$140.84	$165.76	$186.78
S&P 500	$100.00	$133.35	$171.46	$207.54	$188.65	$166.24

(1)	Assumes that the value of the investment in FirstMerit Common Stock and each index was $100 on December 31, 1996 and that all dividends were reinvested.

(2)	This is a CRSP Index and includes all companies on Nasdaq within the SI Codes of 602 and 671. To the extent Nasdaq makes available the identity of the companies which comprise this index, the Company, in a prompt manner, will make such information available to any person requesting such.

Director Compensation

      The following table describes the standard arrangements pursuant to which non-employee directors of FirstMerit have been compensated for their services which were effective in April, 2001:

Annual	Fee per	Fee per
Base Retainer Fee	Board Meeting	Committee Meeting

$12,000	$800(1)	$800(1)

(1)	Directors are paid $400 for telephonic Board and Committee meetings.

     In 2001, the non-employee directors could also receive an additional cash payment of $6,000 if a certain performance based criterion was met by FirstMerit during fiscal 2000. In 2000, the criterion was met and the directors received the additional payment. For fiscal 2001, the directors can receive an additional cash payment of between $6,000 and $12,000 depending upon whether FirstMerit meets certain performance requirements. If the criterion were meet, this amount would be payable in 2002.

      The non-employee directors who serve as the chairmen of the various Board committees receive additional cash compensation as follows: Audit, Compensation and Nomination, and Credit Committees, $625; and the Executive Committee, $775. FirstMerit may pay fees to directors who are former officers of FirstMerit or the Subsidiaries but not to directors who are incumbent officers of FirstMerit or the Subsidiaries.

      The FirstMerit Director Deferred Compensation Plan (“Director Deferred Plan”), which was approved by the shareholders in April 1996, permits directors of FirstMerit who are not employees to elect to defer their fees in either “stock units” (which are not actual shares of FirstMerit Common Stock but are tied to the performance thereof), or have them credited by FirstMerit to a deferred benefit account which is credited with interest at a rate of Moody’s plus two. In 2001, FirstMerit established a Rabbi trust for this Plan. Ten of FirstMerit’s directors participated in the Director Deferred Plan during 2001.

      In April, 1999, the shareholders approved the 1999 Stock Plan. This Plan generally provides for granting of NQSOs to directors who are not full-time employees of FirstMerit. Under the Plan, up to 200,000 shares of FirstMerit Common Stock may be issued, subject to adjustment in the event of certain corporate transactions as described below. Each non-employee director is awarded annually, on the day after the Annual Meeting of Shareholders, NQSOs to purchase 5,000 shares of Common Stock. This amount may be increased from time to time by the Board. The option price per share is 100 percent of the fair market value of a share of Common Stock on the date the option is granted. The Plan provides that in the event of a Change in Control, FirstMerit will promptly pay to each participant an amount equal to the aggregate amount accrued on any dividend units held by the participant on the date of the Change in Control.

      In February 1996, the Board adopted stock ownership guidelines for its directors. The guidelines state that within five years after adoption, directors of FirstMerit should own Common Stock having a market value equal to at least five times their base retainer.

Certain Relationships and Related Transactions

      During 2001, certain directors and executive officers of FirstMerit, and their associates, were customers of and had banking transactions with the Subsidiaries of FirstMerit in the ordinary course of business. FirstMerit expects that these relationships and transactions will continue in the future. All loans and commitments to loans included in such transactions, including equipment leasing transactions, were made and will be made in the future on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not employed by or affiliated with FirstMerit. The existing transactions do not involve more than the normal risk of collectability or present other unfavorable features.

      The law firm of Brouse McDowell performed legal services for FirstMerit and the Subsidiaries in 2001. Philip A. Lloyd, II, a Class I Director of FirstMerit, is a shareholder of the law firm. The amounts of such fees for legal services are indicated under “Compensation and Nominating Committee Interlocks and Insider Participation,” above. The amount of Mr. Lloyd’s interest in such fees cannot practicably be determined.

      The law firm of Buckingham, Doolittle & Burroughs received fees for the performance of legal services for a subsidiary of FirstMerit in 2001. Robert W. Briggs, a Class II Director of FirstMerit, is a shareholder of the law firm. The amount of Mr. Briggs’ interest in such fees cannot practicably be determined.

      The law firm of Colella & Kolczun, P.L.L. received fees for the performance of legal services for a subsidiary of FirstMerit in 2001. Richard Colella, a Class I Director of FirstMerit, is a shareholder of the law firm. During 2001, Colella & Kolczun, P.L.L. was paid $143,136. The amount of Mr. Colella’s interest in such fees cannot practicably be determined.

      FirstMerit and the Subsidiaries also employ other law firms to perform legal services.

Principal Shareholders

      The following table describes the beneficial ownership of Common Stock of each entity who was known by FirstMerit to be the beneficial owner of more than five percent of the total shares issued and outstanding on or about February 15, 2002. Under rules and regulations promulgated by the Commission, a person is deemed to be the “beneficial owner” of all the shares with respect to which he has or shares voting power or investment power, regardless of whether he is entitled to receive any economic benefit from his interest in the shares. As used herein, the term “voting power” means the power to vote or to direct the voting of shares and “investment power” means the power to dispose of or to direct the disposition of shares.

      These parties have certified to the Commission that the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of FirstMerit.

Name and Address of	Shares and Nature of
Beneficial Owner	Beneficial Ownership	% of Class

Cincinnati Financial Corporation	7,075,884	8.1%
P.O. Box 145496
Cincinnati, OH 45250

FirstMerit Bank, N.A	5,443,449	6.4%
Trust Division
121 S. Main Street
Akron, OH 44308

Report of the Audit Committee of the Board of Directors

      The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of five independent directors and operates under a written charter adopted by the Board of Directors in accordance with applicable rules of the Commission and Nasdaq. The members of the Audit Committee are Robert W. Briggs, Chairman, Richard Colella, Karen S. Belden, Richard N. Seaman and Jerry M. Wolf. The Directors who serve on the committee are all “independent” for purposes of the Nasdaq listing standards. That is, the Board of Directors has determined that none of the Directors had a relationship to the Company that may interfere with their independence from the Company and its management.

      Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the

Committee chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent auditors prior to public release. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent accountants.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

      In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent accountants. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants their independence. As part of such discussion, the Audit Committee reviewed a report from the auditor regarding the fees received by the auditor in 2001, as follows:

Audit: $459,576
Financial Information Systems Design and Implementation: $20,377
All Other (Non-Audit Fees): $317,869

      Based upon the Audit Committee’s discussion with management and the independent accountants, and the Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Commission. The Audit Committee also recommended that PricewaterhouseCoopers LLP be retained as the Company’s independent accountants for the 2002 fiscal year.

Robert W. Briggs, Chairman Richard Colella Karen S. Belden	Richard N. Seaman Jerry M. Wolf

Auditors

      Upon the recommendation of the Audit Committee, FirstMerit has selected PricewaterhouseCoopers LLP as its auditors for 2002. PricewaterhouseCoopers LLP, and its predecessor Coopers & Lybrand, has served as auditors for FirstMerit since 1992. A representative of the auditors will be present at the meeting and will be available to answer questions. The representative will have the opportunity to make a statement at the meeting.

Proposal

APPROVAL OF THE COMPANY’S 2002 STOCK PLAN

      The Board of Directors has adopted, subject to shareholder approval, the FirstMerit Corporation 2002 Stock Plan (the “2002 Stock Plan” or the “Plan”). The Board of Directors believes that approval of the 2002 Stock Plan will advance the interests of the Company by providing eligible participants the opportunity to receive a broad variety of equity-based awards.

      As of February 15, 2002, approximately 1,677,500 shares remain available for grant under the 1999 Stock Plan. These shares will continue to be available for grant even after shareholder approval of the 2002 Stock Plan.

      A total of 4,000,000 shares of Common Stock have been reserved for issuance under the 2002 Stock Plan. The Company estimates that such amount will meet its stock based compensation needs for the next three years.

      The following types of awards can be made under the 2002 Stock Plan: discretionary employee stock options, automatic director stock options, and restricted stock. The maximum number of shares reserved is 3,700,000 for employee stock options and for restricted stock, and 300,000 for director stock options. The maximum number of shares of this amount which can be used for restricted stock grants is 500,000. Restricted stock grants can only be made to employees.

      The maximum annual grant of options which can be made to any one individual is one and one-half percent of the total outstanding shares of Common Stock of FirstMerit at the time of grant. Options cannot be granted except at the closing price of the Common Stock on Nasdaq (or the applicable exchange if the Company is not listed with Nasdaq) on the date of the award (“Fair Market Value”). No award may be granted under the 2002 Stock Plan after ten years from the date of the Plan, but awards previously granted may extend beyond such date.

      As of January 1, 2002, approximately 175 employees were eligible to participate in the 1999 Stock Plan and all of the non-employee directors were participants in the 1999 Stock Plan. Such individuals will be eligible to participate in the 2002 Stock Plan if it is approved, as well as all employees of FirstMerit. It is not currently possible to determine the benefits or amounts which may be received by the future participants of the 2002 Stock Plan, other than the non-employee directors who will receive options to purchase at least 5,000 shares of Common Stock annually.

Summary of the 2002 Stock Plan

      The following summary description of the 2002 Stock Plan is qualified in its entirety by reference to the full text of the 2002 Stock Plan. Copies of the 2002 Stock Plan may be obtained by a shareholder upon written request to the Secretary of FirstMerit.

      Employee Stock Program. Awards to participants under the employee stock portion of the 2002 Stock Plan may be either incentive stock options (“ISOs”) or non-qualified stock options (“NQSOs”). Under the Code, the option price per share for ISOs must be at least equal to the fair market value of a share of Common Stock on the date the option is granted. The Code does not have a similar requirement regarding the option price per share for NQSOs, which can be set at any price. The Plan however provides that all options will be granted at their Fair Market Value on the day of grant.

      The exercise period for ISOs cannot be more than ten years from the date of grant, while the exercise period for NQSOs may be set by the Committee. Unless specifically granted, stock options are not transferable, except by will or the laws of descent and distribution, and they may not be subjected to any lien or liability. A one-time reload option may also be granted at the time of award of NQSOs. This reload option would be equal to the number of shares which the option holder uses to exercise the original option. FirstMerit may also require a participant to pay or otherwise satisfy applicable withholding for income and employment taxes. The Compensation and Nominating Committee may prescribe additional rules governing the exercise of stock options and may accelerate their exercisability, subject to certain restrictions imposed under the Code.

      In the event a participant’s employment is terminated due to death, disability or retirement, ISOs awarded to the participant will remain exercisable for the maximum period allowable under the Code, and NQSOs will remain exercisable for the remainder of the option term or five years, whichever is less. If a participant’s employment is terminated for any reason other than death, disability or retirement, all stock options granted under the 2002 Stock Plan will be canceled immediately; provided, however, that if FirstMerit terminates a participant for reasons other than misconduct or misfeasance, the participant may be granted 30 days to exercise any Stock Options; and provided further, that if termination is attributable to a “Change in Control” (as defined in the 2002 Stock Plan), any stock options previously granted will continue for their term, and will immediately vest, unless otherwise determined at the time of the grant by the Committee. An award may be rescinded following a participant’s termination of employment upon a finding that the participant has directly or indirectly competed with FirstMerit or has engaged in any activity otherwise adverse to or not in the best interest of FirstMerit.

      Directors Stock Program. Each non-employee director will be awarded annually, on the day after the Annual Meeting of Shareholders, NQSOs to purchase at least 5,000 shares of Common Stock. The number of shares granted annually under an option may be increased by the Board, but cannot exceed 10,000 annually. The option price per share is equal to the Fair Market Value of a share of Common Stock on the date the option is granted. NQSOs may not be exercised until six months after the date of grant, then will remain exercisable until ten years from the date of grant. NQSOs are not transferable, except to family members, by will or the laws of descent or distribution, and they may not be subjected to any lien or liability. If a director is removed for cause, all NQSOs previously granted will be canceled immediately. If a director is removed for any reason other than for cause, NQSOs previously granted will remain exercisable for the remainder of their term or five years, whichever is less.

      Restricted Stock Program. Shares may be awarded under the Restricted Stock Program for such consideration, if any, as may be deemed appropriate, including (i) cash or cash equivalents, (ii) promissory notes payable to FirstMerit’s order (which may be subject to cancellation in whole or in part at the discretion of the Committee) or (iii) services rendered to FirstMerit or its Subsidiaries. Shares issued under the Restricted Stock Program may be fully vested upon issuance or may vest over a period of time. The vesting schedule applicable to each issuance will be determined by the Committee, including (i) the service period to be completed by the participant or the performance objectives to be achieved by FirstMerit, (ii) the number of installments in which the shares are to vest, (iii) the interval to lapse between each installment, and (iv) the effect death, disability or any other event designated by the Committee is to have on the vesting schedule.

      A participant in the Restricted Stock Program will have full shareholder rights with respect to the issued shares, including the right to vote such shares and receive all cash dividends paid on such shares, whether or not such shares are vested. Any new, additional or different securities, however, to which the participant may become entitled with respect to the issued shares by reason of (i) any stock dividend, stock split, reclassification, recapitalization or other similar transaction affecting such shares, or (ii) a Corporate Transaction will be subject to the same vesting schedule and escrow requirements applicable to those issued shares. Unvested shares held under the Restricted Stock Program may not be sold, transferred or assigned, except for certain permitted transfers to the participant’s spouse or issue or transfers effected upon the participant’s death.

Administration of the 2002 Stock Plan

      Discretionary Programs. The Employee Stock Program and the Restricted Stock Program portions of the 2002 Stock Plan (collectively, the “Discretionary Programs”) will be administered by the Compensation and Nominating Committee of the Board of Directors. The Compensation and Nominating Committee is comprised solely of persons who qualify both as “outside directors” (within the meaning of Code Section 162(m)) and “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Exchange Act), except that a person who otherwise may not so qualify may be appointed where a recusal procedure is utilized by the Committee for Awards under the Plan.

      Subject to the terms of the 2002 Stock Plan and approval by the non-employee directors of the Board, the Committee has authority to interpret the 2002 Stock Plan; determine eligibility for the grant of awards; determine, modify or waive the terms and conditions of any award; and otherwise do all things necessary to carry out the purposes of the 2002 Stock Plan. All awards are subject to the approval of the non-employee directors of the Board.

      Directors Stock Program. The Directors Stock Program is a self-executing option program and is administered by the Secretary of the Company.

Eligibility and Participation

      Discretionary Programs. In general, the Compensation and Nominating Committee will recommend, and then non-employee directors of the Board will select, the participants for the Discretionary Programs. Participants can include any employee, and may be among the key employees of the Company who are in a position to make a significant contribution to the success of FirstMerit.

      Directors Stock Program. On the day after the Annual Meeting of Shareholders, each director is automatically awarded a NQSO to purchase at least 5,000 shares of Common Stock, at the then Fair Market Value.

Payment and Tax Withholding

      The full purchase price of any stock option must be paid upon exercise either in (i) immediately available funds, (ii) shares of Common Stock having an aggregate fair market value equal to the full purchase price, (iii) a combination of (i) and (ii), or (iv) by use of a cashless exercise procedure.

Changes in Capitalization; Change in Control

      In the event the outstanding shares of FirstMerit’s Common Stock are increased or decreased as a result of stock dividends, stock splits, recapitalizations, reorganizations or other changes in corporate structure effected without the receipt of consideration, or in the event FirstMerit’s Common Stock is converted into other shares or securities of FirstMerit or any other corporation in connection with a Corporate Transaction, then appropriate adjustments will be made to the class and/or number of shares available for subsequent issuance under the 2002 Stock Plan and, at the Compensation and Nominating Committee’s discretion, the number shares of Common Stock subject to outstanding stock options and the option price per share applicable to such stock options.

      In the event of a Corporate Transaction or Change in Control, all stock options or shares which have been outstanding under the 2002 Stock Plan will immediately vest in full, except (and to the extent) there are limitations at the time the shares are issued under the 2002 Stock Plan which preclude such accelerated vesting in whole or in part. The acceleration of the vesting of restricted shares and stock options could have the effect of discouraging a Corporate Transaction or Change in Control of FirstMerit and in management even though such Corporate Transaction or Change in Control could be favored by a majority of shareholders.

Valuation

      For purposes of valuation under the 2002 Stock Plan, the fair market value of a share of Common Stock, on any relevant date, is the reported closing price per share on Nasdaq.

Amendment and Termination

      The Board of Directors may at any time amend, suspend or terminate the 2002 Stock Plan, in whole or part, provided such action does not adversely affect the rights of participants with respect to outstanding options or shares. No material modification to the 2002 Stock Plan, however, may be made without shareholder approval.

      Unless sooner terminated by Board action, the 2002 Stock Plan will terminate upon the earlier of (i) ten years after adoption, or (ii) the first date when all the shares of FirstMerit’s Common Stock available for issuance thereunder, or options therefor, have been issued.

Price of Common Stock

      The closing price of the Common Stock on Nasdaq on February 15, 2002 was $27.35.

Certain Federal Income Tax Consequences

      The following discussion summarizes certain federal income tax consequences of the issuance and exercise of stock options and restricted stock awarded under the 2002 Stock Plan. The summary does not address all federal tax consequences, nor does it cover state or local tax consequences.

      Options. In general, a participant realizes no taxable income on either the grant or the vesting of a stock option. The exercise of a NQSO results in ordinary income (generally subject to withholding, if the participant is an employee) equal to the difference (the “Option Spread”) between the value of the Common Stock purchased and the option exercise price. A corresponding deduction is available to the Company. In general, the ordinary income associated with the exercise is measured and taken into account at the time of exercise. Any subsequent sale of Common Stock purchased under a NQSO may result in a capital gain or loss.

      The exercise of an ISO does not produce ordinary taxable income. However, because the Option Spread constitutes “alternative minimum taxable income” (measured and taken into account, in general, at the time of exercise), exercise of an ISO may result in an alternative minimum tax liability. In addition, shares purchased under an ISO (“ISO Shares”) are subject to special tax holding rules. If a participant holds ISO Shares for at least two years from the date of the ISO grant and at least one year after exercise, any gain or loss recognized for tax purposes upon a subsequent sale of the shares will be a long-term capital gain or loss. A disposition of ISO Shares, however, by the participant within either of these special holding periods (a so-called “disqualifying disposition”) results in ordinary compensation income in the year of the disposition equal, in general, to the Option Spread at the time the option was exercised. The ordinary income realized upon a disqualifying disposition of ISO Shares is deductible by the Company but is not subject to withholding. Any additional gain recognized for tax purposes in a disqualifying disposition will be taxed as short-term or long-term capital gain.

      An ISO that is exercised by the participant more than three months following termination of employment (one year, if termination occurred by reason of total and permanent disability) is treated for tax purposes as an

NQSO. ISOs granted to a participant under the 2002 Stock Plan (together with ISOs granted to the participant after 1986 under any other plans of the Company) are also treated as NQSOs to the extent that, in the aggregate, they first become exercisable in any calendar year for shares of Common Stock having a fair market value (determined at time of grant) in excess of $100,000.

      Under the so-called “golden parachute” provisions of the Code, certain awards vested or paid in connection with a Change in Control of the Company may also be non-deductible to the Company and may be subject to an additional 20% federal excise tax. Non-deductible “parachute payments” will in general reduce the $1.0 million limit on deductible compensation under Code Section 162(m), to the extent such limit is applicable to remuneration paid under the 2002 Stock Plan or otherwise.

      Restricted Stock. To the extent the participant is issued vested shares, the participant must report as ordinary income in the year of issuance an amount equal to the excess of (i) the fair market value of those vested shares on the date of issue over (ii) the aggregate purchase price paid for such shares. To the extent the issued shares are unvested, the participant will not recognize any taxable income at the time of issuance but will have to report as ordinary income, for the taxable year in which the participant’s interest in the issued shares becomes vested, an amount equal to the excess of (i) the fair market value of the shares on the date they become vested over (ii) the aggregate purchase price paid for such shares. Such participant, however, may elect under Code Section 83(b) to include as ordinary income in the taxable year of issuance an amount equal to the excess of (i) the fair market value of the unvested shares on the date of issue over (ii) the aggregate purchase price paid for such shares. If the Code Section 83(b) election is made, the participant will not recognize any additional income as and when such participant’s interest in the shares subsequently vests.

      FirstMerit will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the participant in connection with the acquisition of the shares and any note forgiveness. The deduction will be allowed for the taxable year of FirstMerit in which the ordinary income is recognized by the participant.

      Deductibility of Performance Awards. If the 2002 Stock Plan is approved by the shareholders, certain payments to executive officers under the 2002 Stock Plan will be eligible for treatment as “performance-based” compensation under Code Section 162(m).

      FirstMerit anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of ISOs or exercises of NQSOs granted with an exercise price equal to the fair market value of the option shares at the time of grant will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of FirstMerit. Accordingly, all compensation deemed paid with respect to those options will remain deductible by FirstMerit without limitation under Code Section 162(m).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE 2002 STOCK PLAN

Shareholder Proposals and Board Nominations

      Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of FirstMerit for its next Annual Meeting of Shareholders to be held in 2003 may be made only by a qualified shareholder and must be received by FirstMerit no later than November 8, 2002.

      The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a shareholder intends to submit a proposal at the Company’s 2003 Annual Meeting of Shareholders which is not eligible for inclusion in the Proxy Statement relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, no later than January 22, 2003, then the proxy holders will be allowed to use their discretionary authority if a proposal is properly raised at the Company’s Annual Meeting in 2003. The submission of such a notice does not ensure that a proposal can be raised at the Company’s Annual Meeting.

      The Compensation and Nomination Committee will consider nominees for directors of FirstMerit recommended by shareholders who submit the person’s name and qualifications, in writing. Under the FirstMerit’s Regulations, shareholders entitled to vote for the election of directors who intend to nominate a director for election must deliver written notice to the Secretary of FirstMerit no later than (i) with respect to the election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to the election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The notice from the shareholder must set forth certain information concerning the shareholder and each nominee, including names and addresses, a representation that the shareholder is entitled to vote and intends to appear in person or by proxy at the meeting, a description of arrangements or understandings between the shareholder and each nominee, such other information required to be included in a proxy statement, and the consent of each nominee to serve as a director of FirstMerit if so elected. The Compensation and Nomination Committee makes its recommendation to the Board of Directors, and nominees are selected by vote of the non-employee directors of the Board.

Incorporation by Reference

      The report of the Compensation and Nominating Committee and the Audit Committee Report (including reference to the independence of the Audit Committee members) above, and the Stock Price Performance Graph, are not deemed filed with the Commission and shall not be deemed incorporated by reference into any prior or future filings made by FirstMerit under the 1933 Act, or the 1934 Act, except to the extent that FirstMerit specifically incorporates such information by reference.

General

      The accompanying proxy is solicited by and on behalf of the Board of Directors of FirstMerit, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by FirstMerit. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of FirstMerit. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and FirstMerit will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. FirstMerit has engaged Innisfree M&A Incorporated to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the meeting. The costs of such services are estimated at $10,000, plus reasonable distribution and mailing costs.

      Management of FirstMerit has no information that other matters will be brought before the meeting. If, however, other matters are properly presented, the accompanying proxy will be voted in accordance with the best judgment of the proxy holders with respect to such matters.

Terry E. Patton
Secretary

Akron, Ohio

March 8, 2002

FIRSTMERIT CORPORATION

Annual Meeting of Shareholders, April 17, 2002

This proxy is solicited on behalf of the Board of Directors of FirstMerit Corporation.

The undersigned hereby appoints FRANK H. HARVEY, JR. AND JAMES L. HILTON, and each of them, proxies with full power of substitution to vote on behalf of the Shareholders of FirstMerit Corporation on Wednesday, April 17, 2002, and any adjournment(s) and postponements thereof, with all powers that the undersigned would possess if personally present, with respect to the proposals set forth on the reverse side of hereof. The affirmative vote of a majority of the shares represented at the meeting may authorize the adjournment of the meeting: provided, however, that no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE HEREOF, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ELECTION OF THE DIRECTORS AND “FOR” THE ADOPTION OF THE FIRSTMERIT CORPORATION 2002 STOCK PLAN. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH PROPERLY COME BEFORE THE MEETING.

The undersigned acknowledges receipt from FirstMerit Corporation prior to the execution of this proxy of the Notice of Meeting and a Proxy Statement.

Please sign exactly as your name appears on this proxy.

Please sign this proxy exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, each person must sign. If the stockholder is a corporation, the signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

[ X ] PLEASE MARK VOTES
         AS IN THIS EXAMPLE

_____________________

                                  1.  For the election of four Class II Directors.

	For	With-	For All

FIRSTMERIT CORPORATION	All	hold	Except

Nominees

	[ ]	[ ]	[ ]

(1) Karen S. Belden, (2) R. Cary Blair,

(3) Robert W. Briggs and (4) Clifford J. Isroff

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)

2. To fix the number of directors at 15.	For [ ]	Against [ ]	Abstain [ ]

3. To adopt the FirstMerit Corporation 2002 Stock Plan.	For [ ]	Against [ ]	Abstain [ ]

4. Such other business which is properly brought before said meeting and any adjournments thereof.

THE DIRECTORS RECOMMEND APPROVAL OF THESE PROPOSALS

Please be sure to sign and date this Proxy.

Mark box at right if an address change or comment has been noted on the reverse side of this card.      [   ]

Date: ____________________, ______                 Date: ____________________, ______

Shareholder sign here: ___________________      Co-owner sign here: ___________________

DETACH CARD